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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 19, 2021
Date of Report (Date of earliest event reported)

TELOS CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-08443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19886 Ashburn Road,
Ashburn, Virginia	20147-2358
(Address of principal executive offices)	(Zip Code)

(703) 724-3800
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name, former address, and former fiscal year, if changed since last report.)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value per share	TLS	The Nasdaq Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2021, Telos Corporation (the “Company”) announced that Mark Bendza has been appointed to serve as Executive Vice President and Chief Financial Officer of the Company effective July 19, 2021.

The Company has entered into an executive employment agreement with Mr. Bendza (the “Employment Agreement”), pursuant to which Mr. Bendza will receive an annual base salary of $410,000 and the opportunity to participate in the Company’s annual incentive plan. Mr. Bendza will receive a guaranteed cash bonus in connection with his service during the remainder of 2021 of $155,000, payable in the first quarter of 2022, subject to his continuous employment through January 1, 2022. The Employment Agreement also provides that Mr. Bendza will be eligible to receive equity awards under the Company’s long-term equity incentive plans. It also provides for eligibility to participate in all plans that the Company maintains for its salaried senior executives, including, without limitation, any vacation plan, pension, profit-sharing or other retirement plans, any life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans. Mr. Bendza is also entitled to receive certain severance benefits upon the termination of his employment that are comparable to other similarly situated executives at the Company.

A copy of the Employment Agreement is attached to, and incorporated by reference into, this Current Report on Form 8-K as Exhibit 10.1 hereto. The foregoing description of the Employment Agreement is intended only as a summary and is qualified in its entirety by reference to the full text of the Employment Agreement.

In connection with his hiring, Mr. Bendza received the following equity awards:
•65,000 restricted stock units, 50% vesting on each of July 19, 2022 and 2023;
•20,500 restricted stock units, 30% vesting on July 19, 2022, 30% vesting on July 19, 2023, and 40% vesting on July 19, 2024; and
•20,500 restricted stock units that vest upon the achievement of set performance criteria keyed to appreciation in the value of the Company’s common stock.

Each of the equity awards is subject to the Company’s customary award agreement.

Mr. Bendza, age 45, previously served as vice president in charge of investor relations at Honeywell International Inc. since July 2019. Prior to Honeywell, he served as vice president of international business for Northrop Grumman Corporation from January 2016 through July 2019. He has over 20 years of experience with global companies in investor relations, financial planning and analysis, financial strategy, M&A and capital markets. Mr. Bendza is a graduate of Wesleyan University and received an MBA from Columbia Business School.

Mr. Bendza will succeed Michele Nakazawa, who has served as the Company’s Executive Vice President, Chief Financial Officer for 17 years. Ms. Nakazawa will remain with the Company as a member of the senior executive team reporting to John B. Wood, the Company’s Chief Executive Officer.

Item 8.01.    Other Events.

On July 19, 2021, the Company issued a press release announcing the appointment of Mr. Bendza as Executive Vice President, Chief Financial Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

10.1	Executive Employment Agreement between Mark Bendza and the Company, dated as of July 19, 2021
99.1	Press Release, issued July 19, 2021
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S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS CORPORATION

By:	/s/ Jefferson V. Wright
Jefferson V. Wright
Executive Vice President, General Counsel
Date:  July 19, 2021
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